Exhibit 99.1

FOR IMMEDIATE RELEASE

Crinetics Pharmaceuticals Reports First Quarter 2019 Financial Results and Provides Corporate Update

SAN DIEGO – May 13, 2019 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today reported financial results for the quarter ended March 31, 2019 and provided an update on its corporate activities and product pipeline.

“Crinetics continues to make strong clinical progress in 2019, as we dosed the first acromegaly patients in our Phase 2 EVOLVE and EDGE trials for our lead product candidate, CRN00808,” said Scott Struthers, Ph.D., Founder and Chief Executive Officer of Crinetics. “Looking forward to the remainder of the year, we will continue enrolling the ACROBAT trials and will initiate our Phase 1 trial for CRN01941 aimed at neuroendocrine tumors during the second quarter while continuing to advance additional molecules in our growing pipeline of endocrine product candidates.”

First Quarter Highlights

•

Dosed first patients in Phase 2 clinical trials of CRN00808 for acromegaly. In March 2019, Crinetics dosed the first patients in the ACROBAT EVOLVE and ACROBAT EDGE trials for CRN00808 in patients with acromegaly. The EVOLVE trial is a double-blind, placebo-controlled, randomized withdrawal study designed to evaluate the safety, efficacy, and pharmacokinetics of CRN00808, an oral selective nonpeptide somatostatin receptor type 2 biased agonist, in patients with acromegaly that respond to octreotide LAR or lanreotide depot monotherapy. The EDGE trial is an open label exploratory study designed to evaluate the safety, efficacy, and pharmacokinetics of CRN00808 in patients with acromegaly that are treated with somatostatin analog based treatment regimens but do not respond completely to monotherapy.

•	Expanded management team. In March 2019, Crinetics appointed Gina Ford, RPh, MBA, as Vice President, Corporate Strategy and Commercial Planning.

•	Presented at ENDO2019. In March 2019, Crinetics made four poster presentations relating to the company’s pipeline at ENDO2019, the Annual Meeting of the Endocrine Society, in New Orleans.

First Quarter 2019 Financial Results

•

Research and development expenses were $7.3 million for the three months ended March 31, 2019, compared to $4.7 million for the same period in 2018. The increases were primarily attributable to development and manufacturing activities for CRN00808 as well as the advancement of the company’s preclinical programs and higher personnel costs.

•

General and administrative expenses were $3.2 million for the three months ended March 31, 2019, compared to $1.2 million for the same period in 2018. The increases were primarily due to costs to operate as a public company, as well as personnel costs to support the company’s growth.

•	Net loss for the three months ended March 31, 2019 was $9.0 million, compared to a net loss of $5.5 million for the three months ended March 31, 2018.
•	Cash, cash equivalents and investments totaled $157.2 million as of March 31, 2019, compared with $163.9 million as of December 31, 2018.

•	As of April 30, 2019, the company had 24,138,177 common shares outstanding.

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, CRN00808, is an oral selective nonpeptide somatostatin receptor type 2 biased agonist for the treatment of acromegaly, an orphan disease affecting more than 25,000 people in the United States. The company is also developing other oral nonpeptide somatostatin agonists for neuroendocrine tumors and hyperinsulinism, as well as an oral nonpeptide ACTH antagonist for the treatment of Cushing's disease. Crinetics was founded by a team of scientists with a track record of endocrine drug discovery and development. For more information, please visit www.crinetics.com.

Forward-Looking Statements

Crinetics cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing of clinical trials for CRN00808, anticipated timing to commence clinical trials of CRN01941 and plans to advance other pipeline programs. The inclusion of forward-looking statements should not be regarded as a representation by Crinetics that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Crinetics’ business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and preclinical studies for CRN00808, CRN01941 and its other product candidates; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Crinetics’ ability to obtain and maintain intellectual property protection for its product candidates; and other risks described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Crinetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Robert H. Uhl

Westwicke Partners

robert.uhl@westwicke.com

(858) 356-5932

CRINETICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA

(UNAUDITED)

	Three months ended March 31,
STATEMENTS OF OPERATIONS DATA:	2019	2018
Grant revenues	$367	$442
Operating expenses:
Research and development	7,255	4,720
General and administrative	3,156	1,248
Total operating expenses	10,411	5,968
Loss from operations	(10,044)	(5,526)
Total other income (expense), net	1,028	62

Net loss	$(9,016)	$(5,464)

Net loss per share - basic and diluted	$(0.37)	$(2.92)
Weighted-average shares - basic and diluted	24,095	1,870

BALANCE SHEET DATA:	March 31, 2019	December 31, 2018
Cash, cash equivalents and investments	$157,212	$163,875
Working capital	$150,297	$158,758
Total assets	$166,763	$171,415
Total liabilities	$14,369	$11,190
Accumulated deficit	$(52,396)	$(43,380)
Total stockholders’ equity	$152,394	$160,225